UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 8, 2020

Date of Report (Date of earliest event reported)

EVIO, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-12350	47-1890509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2654 W. Horizon Ridge Parkway, Ste B5-208 Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 748-9944

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On or about September 8, 2020, the company entered into a Contribution Exchange Agreement with Steep Hill, Inc. As a result of the transaction, EVIO Inc. and Steep Hill Inc, will jointly operate a medical and adult use cannabis testing and analytical testing laboratory at 2448 Sixth Street, Berkeley, CA 94710. The joint venture company C3 Labs, LLC, was previously a wholly owned subsidiary of EVIO Inc. Under terms of the Agreement, Steep Hill will contribute specific assets to C3 Labs for 161,429 Class A Units constituting a 49% percent interest of C3 Labs. C3 Labs is willing to assume from Steep Hill certain assumed liabilities all upon the terms and subject to the conditions set forth in the Contribution and Exchange Agreement.

Under the transaction, C3 Labs will acquire and Steep Hill will contribute the tangible personal property to the extent used by Steep Hill in the conduct of the business (exclusive of the Steep Hill licensing business), including the equipment, inventory, receivables and other tangible property; all rights in respect of the Leased property at 2448 Sixth Street, Berkeley, CA 94710 the rights of Steep Hill under the material contracts to the extent relating to the Business (to the extent such contracts are transferable); all licenses, permits and agreements relating to the Business.

In conjunction with the Contribution Exchange Agreement, Steep Hill Inc. has entered into a promissory note to pay C3 Labs, LLC, $320,000. The funds are due within 90 days and accrue an annualized interest rate of 1.49. If Steep Hill fails to pay C3 Labs, LLC the funds, Steep Hill has pledged its ownership of 129,143 Class A Units of C3 Labs. Which reduce their overall ownership from 49% to effectively 9.8%.

In consideration of the execution of the Contribution Exchange Agreement, C3 Labs LLC has entered into a license agreement with Steep Hill, Inc which includes a Technology License Grant and Service Mark License Grant. The license agreement will be based on 5% of the testing services performed by the C3 Labs LLC. Upon approval of the BCC and local authorities, C3 Labs, LLC will operate at Steep Hill California.

Item 7.01 Regulation FD Disclosure.

In conjunction with the California Cannabis Rules, cannabis licenses are no transferable between addresses. As such, Steep Hill, Inc. when they relocated to 2448 Sixth Street, had initiated the process to obtain a new license from the Bureau of Cannabis Control “BCC”. At this time, that license application is still pending with the BCC. EVIO and C3 Labs will take the lead on completing the application with the BCC. There is no standard time for issuance of the license from the BCC.

Item 8.01 Other Events

In conjunction with the initial Membership Interest Purchase Agreement with Green Analytics to sell 49% of Viridis Analytics, MA, subject to approval of the Massachusetts Cannabis Control Commission, the MIPA has been revised to sell 100% of Viridis Analytics, MA to Green Analytics, subject to approval of the Massachusetts Cannabis Control Commission. Green Analytics will assume certain debts and obligations of Viridis Analytics. Green Analytics is currently paying all on-going obligations of Viridis Analytics, with certain obligations, such as rent and insurance being off-set from the purchase price. Upon the approval of the MA CCC, will a final outstanding amount due to EVIO Inc will be finalized.

Forward-Looking Statements

Statements contained in this current report that are not statements of historical fact are intended to be and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. The Company undertakes no obligation to update or revise this current report to reflect future developments except as otherwise required by the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVIO, INC.,

Date: September 14, 2020	By:	/s/ William Waldrop
William Waldrop
Chief Executive Officer